PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT, to be effective January 1, 2017 (the "**Effective Date**"), is made

BETWEEN:

> **Kelso Technologies Inc.**, a company incorporated under the laws of British Columbia and having a business address at 13966 – 18B Avenue, South Surrey, British Columbia, Canada V4A 8J1
>
> (the "Kelso or the Corporation")

AND:

> Anthony (Tony) Andrukaitis ("Andrukaitis") a businessman having an address at 136 Whispering Winds Drive, Gunter, Texas, U.S.A 75058

WHEREAS:

A. Andrukaitis has been a Director of the Corporation since August 24, 2011. On March 1, 2016 2016 Andrukaitis became the Chief Operating Officer of the Corporation, and

B. The Corporation's common shares are currently listed for trading on the Toronto Stock Exchange under the trading symbol KLS and the NYSE Market Exchange under the trading symbol KIQ. Kelso, under the guidance of Andrukaitis, has performed well economically and remains financially healthy. Kelso became senior listed on the Toronto Stock Exchange in May 2014 with an additional listing on the NYSE Market Exchange in October 2014. Kelso has been able to pursue its business ambitions profitably and successfully grown its technologies portfolio. The proprietary technologies aimed at the transportation industry are believed to have significant commercial value. With continuity of management and access to required resources these technology opportunities are expected to be introduced successfully into new transportation markets in the future.

C. The Board of Directors of the Corporation wish to continue with its current management team and their business plans to generate revenue streams from its technological products. The Corporation requires specialized expertise for its business development and public company administration to ensure the Corporation's sustainability and future growth of its financial performance.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed that:

1. The Corporation hereby engages Andrukaitis on a non-exclusive "best efforts" basis and Andrukaitis agrees to perform the following services (the "Services") honestly, in good faith and in the best interests of the Corporation and to continue to execute the Corporation's strategic plans to grow its business on behalf of the shareholders of the Corporation. This includes but is not limited to the following:

a) Continue to act as a key member the Corporation's executive management team comprising of: James R. Bond, Chief Executive Officer and President of the Corporation ("CEO"); Richard Lee, Chief Financial Officer of the Corporation ("CFO"); and Anthony (Tony) Andrukaitis, Chief Operating Officer of the Corporation ("COO");

b) Oversee the Corporation's overall business objectives, ongoing operations and procedures to enhance the financial performance of the business;

c) Management control of the growth of the Corporation's diverse business operations with the goal to ensure the effectiveness and efficiency of the Corporation's business operations to drive profitable financial growth;

d) Establish policies that promote a healthy business culture focused on the achievement of corporate objectives;

e) Oversee daily operations of the Corporation and the work of executives in production, marketing, sales, and finance;

f) Lead employees to encourage maximum performance and dedication;

g) Evaluation of human resource performance by analyzing and interpreting data and metrics;

h) Participate in corporate expansion activities (investments and acquisitions); and

i) Advise the CEO and CFO in all matters of importance.

2. The Corporation hereby agrees to pay Andrukaitis as remuneration for the Services to be provided under the following compensation schedule:

a) A base salary of US$15,000 per month for the fiscal year 2017;

b) Increasing the base salary, based on achieving top line sales of:

(i) Sales in 2017 reach US$18,000,000 the base salary for the fiscal year 2018 will increase to US$18,000 per month;
(ii) Sales in 2018 reach US$24,000,000 the base salary for the fiscal year 2019 will increase to US$21,000 per month; and
(iii) Sales in 2019 reach US$30,000,000 base salary for the fiscal year 2020 will increase to US$24,000 per month.

c) If at any time during the term of the Agreement sales reach US$50,000,000 the base salary will increase to US$24,000 per month.

d) An annual performance bonus, capped at 1.5 times the base salary paid at the end of the preceding fiscal year end. The cap would increase to 3x the base salary upon achieving top line sales of US$50,000,000. The performance bonus will be calculated at one-third of 10% of the adjusted income which will be based on the audited annual income adjusted for non-cash items (eg. stock-based compensation, deferred taxes, unrealized foreign exchange and amortization) and income taxes. The performance bonus will be payable in US dollars no later than May 15 following the December 31 year end; and

e) Incentive stock options as granted by the Board of Directors of the Corporation.

3. In the event the Corporation terminates the Agreement for any reason, including but not limited to, any form of re-organization, change of control, amalgamation or takeover bid, the Corporation will pay to Andrukaitis an amount equal to 24 months base salary at that time. In the event that there is any form of re-organization, change of control, amalgamation or takeover bid of the Corporation and Andrukaitis elects to terminate the agreement, the Corporation will pay a termination payment to Andrukaitis an amount equal to 24 months of the base salary at that time; plus the bonus, if any, paid or payable to Andrukaitis for the fiscal year ended immediately prior to the effective date of termination. In accordance with the terms of the Corporation's Stock Option Plan, if Andrukaitis's employment is terminated without cause, all vested options are exercisable for a period of ninety days prior to cancellation and unvested options are immediately cancelled. If Andrukaitis elects to terminate the Agreement due to a change of control all unvested options would be immediately vested and all vested options would be exercisable for a period of ninety days prior to cancellation. The Corporation will pay any amounts due and owing to Andrukaitis at the end of the quarter following Andrukaitis's termination.

4. Andrukaitis represents and warrants that he has the core competencies, qualifications, experience and capabilities necessary to carry out the Services to be performed hereunder, and that the Services will be performed to a high standard of care, skill and diligence. Andrukaitis will not in any way engage in any activities or perform the Services in any manner which may be detrimental to the business interests or image of the Corporation. Andrukaitis has a current Personal Information Form (PIF) on file with the Toronto Stock Exchange.

5. So long as the shares of the Corporation are listed on the Toronto Stock Exchange and the NYSE Markets Exchange or such other exchange as the Corporation may list the common shares for trading, Andrukaitis is responsible for informing himself of and complying with all applicable federal, provincial and applicable securities laws and the policies of the Toronto Stock Exchange and NYSE Markets Exchange or such other exchange as the Corporation may list the common shares for trading. In particular, Andrukaitis will ensure that without the Corporation's approval he does not disclose confidential information of the Corporation and does not trade or allow trades of the Corporation securities to occur while in possession of confidential non-public information regarding the Corporation.

6. The Corporation will pay all business expenses incurred by Andrukaitis on behalf of the Corporation. The Corporation agrees to pay invoices for fees and expenses when rendered.

7. Andrukaitis will be responsible for any and all local taxes levied against Andrukaitis, including without limitation, all federal, state and local personal and business income taxes as applicable; employment insurance, health and benefit fees and any other taxes; and business license fees or other such expenses as required in connection with the provision of the Services under this Agreement. Further, the Corporation shall not be liable to Andrukaitis for any damages, liabilities, penalties, interest or costs caused to Andrukaitis for failure to make the statutorily required source deductions or payments that the Corporation would make in respect of payments or remuneration to employees. Andrukaitis agrees to indemnify and save harmless the Corporation from any and all damages, penalties, interest, costs and liabilities of any nature or kind arising as a result of the Corporation not making any statutorily required source deductions pursuant to the Internal Revenue Code, the Federal Employment Service Act, or similar applicable legislation on payments to Andrukaitis.

8. Andrukaitis will not be liable for any information or documentation supplied by the Corporation including any material developed by Andrukaitis that is verified and accepted by the Corporation, and will be indemnified and saved harmless by the Corporation from any claims, proceedings, costs, fines, damages, expenses, and losses arising from such information or documentation. In performing the Services hereunder, Andrukaitis shall comply at its expense with all applicable laws, including without limitation applicable securities laws. Andrukaitis hereby agrees to indemnify and hold the Corporation

harmless from any liability, loss, expense, damage, claim, suit, action or proceeding which may arise out of Andrukaitis's failure to so comply. This indemnity shall survive the termination of this Agreement and any termination of Services by Andrukaitis.

9. The Corporation shall provide Andrukaitis with all information about the Corporation, such as financial statements, business plans, news releases, material change reports, offering documents, filing statements, promotional information, and other similar relevant documentation and may be reasonably necessary to complete and perform the Services hereunder. The Corporation will ensure that Andrukaitis has up-to-date information within a reasonable time frame after such information being available. The Corporation acknowledges and agrees that the purpose of this disclosure is for the use by Andrukaitis in performing Services under this Agreement and Andrukaitis may rely on and assume the accuracy of the information, and is not obligated to assess the financial viability, or verify factual information about the Corporation provided to Andrukaitis.

10. Services to be performed under this Agreement shall commence on January l, 2017 and shall continue for forty eight (48) months notwithstanding that this Agreement can be cancelled at anytime with thirty (30) days written notice by either party.

11. All work product and deliverables (in draft and final form, electronic or otherwise), copyrightable work or other intellectual property originated or prepared by Andrukaitis arising directly or indirectly from the performance of the Services, or in connection with the performance of the Services (the "Work Product"), are the property of the Corporation. Andrukaitis assigns and transfers, absolutely, to the Corporation all of Andrukaitis's rights, title and interest in and to the Work Product, and hereby waives Andrukaitis's moral rights and other intellectual property rights in and to the Work Product in favour of the Corporation.

12. During the term of this Agreement and afterwards, Andrukaitist will (i) hold in the strictest confidence and not disclose to anyone, without the prior written consent of the Corporation, any information and material relating to the Services or this Agreement except to the extent required to perform the Services, or any proprietary or confidential non-public information about the Corporation and its operations and business; and (ii) not to use any such information or material for Andrukaitis's own account or otherwise than for the benefit of the Corporation.

13. Upon termination or expiry of this Agreement, Andruakitis agrees to promptly return to the Corporation all Corporation property in Andrukaitis's possession, and destroy any electronic copies in Andrukaitis's possession.

14. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other addresses as to which notice pursuant to this section maybe given. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Anthony (Tony) Andrukaitis at:

136 Whispering Winds Drive
Gunter, Texas U.S.A.75058
Tel: 847-274-8099

And to the Corporation at:

13966 - 18B Avenue
South Surrey, British Columbia
Canada V4A 8J1
Tel: 604-590-1525

15. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, understandings and agreements whether oral or written with respect to the subject matter of this Agreement. If any covenant or provision of this Agreement is determined to be unenforceable or void, it will not be deemed to affect or impair the validity or enforceability of the remainder of this Agreement.

16. No provision of this Agreement may be changed, modified or amended from time to time unless with the express written agreement of the parties. Notwithstanding the foregoing, specific services set out in 1(a) above may be added and amended by the agreement of Kelso and Andrukaitis.

17. This Agreement and all covenants, terms and provisions contained herein, shall be binding upon and insure to the benefit of the parties hereto and to their respective successors and assigns, except that nothing herein shall be deemed to authorise Andrukaitis to assign this Agreement other than to an entity owned or controlled by Andrukaitis.

18. Andrukaitis agrees that all restrictions in this Agreement are reasonable and valid. Andrukaitis acknowledges that a violation of any of the provisions of this Agreement will result in immediate and irreparable damage to the Corporation. Andrukaitis agrees that in the event of such violation the Corporation will, in addition to any other rights and remedies, be entitled to equitable relief by way of temporary or permanent injunction and to such other remedy as any court of competent jurisdiction may deem just and proper.

THE REMAINDER OF THIS PAGE REMAINS BLANK

19. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

20. This Agreement will be governed by and be construed in accordance with the laws of the Province of British Columbia, Canada.

21. Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the Effective Date.

KELSO TECHNOLOGIES INC.

Per: ______________________
PETER HUGHES

Per: ______________________
PAUL CASS

WITNESSED BY:	
______________________	
Signature of Witness	
GREG BALEK	______________________
Print Name of Witness	**ANTHONY ANDRUKAITIS**
1526 TEXAS AVE.	
Address of Witness	
BONHAM, TX 75418	
Address of Witness	
VP OPERATIONS	
Occupation of Witness	